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                                                                    EXHIBIT 22.1

                     SUBSIDIARIES OF DATAWORKS CORPORATION

1.  Madic-Compufact Corporation, a Delaware corporation

2.  DataWorks (Europe) Limited, a United Kingdom limited corporation.

3.  DataWorks Acquisition Sub., Inc., a Minnesota corporation.